Exhibit 99

                               Press Release

                                   Dated

                             December 15, 1999











                                PRESS RELEASE



Today's date: December 15, 1999                 Contact: Bill W. Taylor
Release date: Immediately                       Exec. Vice President, C.F.O.
                                                903-586-9861



               JACKSONVILLE BANCORP, INC. ANNOUNCES DECLARATION
                               OF CASH DIVIDEND
                            (NASDAQ SYMBOL - JXVL)

     Jacksonville Bancorp, Inc. announced that its Board of Directors, at their meeting on December 14, 1999, declared a cash dividend of $0.125 per share of common stock of Jacksonville Bancorp, Inc. payable on January 14, 2000, to stockholders of record at close of business on December 31, 1999.

     The Board also announced that Robert F. Brown had been elevated to the newly created position of Vice-Chairman of the Board. In this position, Mr. Brown will act as Chairman in the absence of Board Chairman W. G. Brown and assume such other duties as may be assigned to him by the Board. The Board took this step in the interests of smooth management transition, to assure continuity in the chairing of meetings, and to provide additional management flexibility.

     Jacksonville Bancorp, Inc. is the owner of Jacksonville Savings Bank, SSB that conducts business through seven branches throughout East Texas, in addition to its home office operations in Jacksonville, Texas.

     As of September 30, 1999, Jacksonville Bancorp, Inc. had a consolidated financial statement reflecting assets of $290.4 million, liabilities and deferred income of $256.2 million and stockholder's equity of $34.2 million.